FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 8, 2006, The American Stock Exchange (“AMEX”) granted Telephone and Data Systems, Inc. (“TDS”) an extension to regain compliance with the AMEX listing standards until January 22, 2007.

As previously disclosed, on November 22, 2006, TDS received a notice from the staff of the AMEX indicating that TDS was not in compliance with Sections 134 and 1101 of the AMEX Company Guide as a result of the failure to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 on a timely basis. Pursuant to such letter, on December 4, 2006, TDS submitted a plan to the AMEX to bring it into compliance with the AMEX Company Guide by no later than January 22, 2007. On December 8, 2006, TDS received a letter from the AMEX stating that the AMEX has approved such plan and that the listing of the TDS Common Shares and TDS Special Common Shares will continue pursuant to an extension until January 22, 2007.

On December 12, 2006, TDS issued a joint press release, together with its subsidiary, United States Cellular Corporation, disclosing that the AMEX granted TDS an extension to regain compliance with the AMEX listing standards until January 22, 2007. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2006, TDS entered into a bonus deferral and stock unit match agreement with Kenneth R. Meyers related to his 2007 bonus from TDS. Although Mr. Meyers will not become Executive Vice President and Chief Financial Officer of TDS until January 1, 2007, TDS has elected to make this disclosure at this time in advance of the time that it is required.

Mr. Meyers’ bonus deferral and stock unit match agreement attached hereto as Exhibit 99.2 and is incorporated by reference herein. The following is a brief summary of the agreement which is qualified by reference to the complete agreement attached as an exhibit. Certain capitalized terms may be used as defined in the exhibit.

Mr. Meyers has elected to defer 25% of his annual bonus for 2007 into the TDS Bonus Deferral and Stock Unit Match Program. The program allows eligible executives to defer up to 100% of their annual bonus up to a maximum of $400,000 and receive a TDS Common Stock Unit Match on the amount deferred. TDS will credit to each executive enrolled in the TDS Bonus Deferral and Stock Unit Match Program, a company match amount equal to the sum of (i) 25% of the amount credited to the executive’s TDS Bonus Deferral and Stock Unit Match Account up to 50% of their total annual bonus and (ii) 33% of the amount credited to executive’s TDS Bonus Deferral and Stock Unit Match Account for any amounts that they elect to defer that exceed 50% of their total annual bonus award, subject to the $400,000 limitation. The executive is always 100% vested in all bonus amounts that have been deferred under this Program and any dividends credited under this Program. The Company Stock Unit Matches will vest ratably over three years following the year in which the bonus was earned.

Mr. Meyers has elected to receive his distributable balance in a lump sum payment in the seventh month after separation of service.

The Agreement in the TDS Bonus Deferral and Stock Unit Match Program is subject to the provisions of TDS’s Amended and Restated 2004 Long-Term Incentive Plan and shall be interpreted in accordance therewith.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date: December 13, 2006

By:	/s/ D. Michael Jack
D. Michael Jack
Senior Vice President and Corporate Controller

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

99.1	Press Release dated December 12, 2006.

99.2	TDS 2007 Bonus Deferral Agreement between Kenneth R. Meyers and TDS dated December 6, 2006

99.3	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement